UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 5, 2026

Granite Point Mortgage Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-38124	61-1843143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1114 Avenue of the Americas, Suite 3020

New York,           NY 10036

(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (212) 364-5500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $0.01 per share	GPMT	NYSE
7.00% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share	GPMTPrA	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Completion of 1-for-10 Reverse Stock Split

On October 5, 2026, Granite Point Mortgage Trust Inc. (the “Company”) completed the previously announced reverse stock split of shares of the Company’s common stock (the “Common Stock”) at a ratio of one share for every ten shares outstanding (the “Reverse Stock Split”). The Reverse Stock Split took effect at 5:00 p.m. Eastern Time on October 5, 2026 (the “Effective Time”) and automatically converted every ten shares of Common Stock outstanding at that time into one share of Common Stock.

The Reverse Stock Split affected all holders of Common Stock uniformly and did not affect any common stockholder’s percentage ownership interest in the Company, except for de minimis changes resulting from the elimination of fractional shares, as described below under “Charter Amendments.” Holders of Common Stock were not required to take any action related to the Reverse Stock Split. Their accounts were automatically adjusted to reflect the number of shares owned.

As a net result of the Reverse Stock Split, the number of shares of Common Stock issued and outstanding decreased from 48,198,166 shares to approximately 4,819,100 shares as of the Effective Time.

At the Effective Time, the aggregate number of shares of Common Stock available for awards under the Company’s Amended and Restated 2022 Omnibus Incentive Plan (the “Incentive Plan”) and the terms of outstanding awards that had been issued under the Incentive Plan were ratably adjusted to reflect the Reverse Stock Split.

The Reverse Stock Split will not affect payment of the previously announced Common Stock dividend. The dividend will remain payable on October 15, 2026, to stockholders of record at the close of business on October 1, 2026, based on their pre-split holdings of Common Stock, at the previously announced rate of $0.01 per pre-split share.

The Reverse Stock Split applies only to the Common Stock and did not affect the outstanding shares or terms of the Company’s 7.00% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock.

Charter Amendments

In connection with and to implement the Reverse Stock Split, on October 2, 2026, the Company filed two Articles of Amendment to its charter with the State Department of Assessments and Taxation of Maryland that provided for:

i.	a 1-for-10 Reverse Stock Split of the Common Stock, effective at 5:00 p.m. Eastern Time on October 5, 2026, payment of fractional shares in cash, and a corresponding and statutorily required increase in the par value per share of Common Stock from $0.01 per share to $0.10 per share (the “First Amendment”); and

ii.	the restoration of the par value per share of the Common Stock to $0.01 per share, effective immediately following the effectiveness of the First Amendment (the “Second Amendment”).

Trading of the Common Stock on the New York Stock Exchange commenced on a Reverse Stock Split-adjusted basis on October 6, 2026, under the existing trading symbol “GPMT.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 38741L 404.

Pursuant to the First Amendment, any fractional share of Common Stock that would otherwise have resulted from the Reverse Stock Split will be settled by cash payment, calculated on the basis of the closing price of the Common Stock on October 5, 2026.

The foregoing descriptions of the First Amendment and the Second Amendment do not purport to be complete and are qualified in their entirety by reference to each amendment, copies of which are filed as Exhibit 3.1 and Exhibit 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	First Amendment (Articles of Amendment effecting reverse stock split)
3.2	Second Amendment (Articles of Amendment adjusting par value)
99.1	Press Release dated October 6, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE POINT MORTGAGE TRUST INC.

	By:	/s/ MICHAEL J. KARBER
Michael J. Karber
General Counsel and Secretary

Date: October 6, 2026